UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 16, 2014

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

7999 Gateway Blvd, Suite 300, Newark, California 94560

(Address of principal executive offices, with zip code)

(510) 744-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events

On September 16, 2014, Depomed, Inc. (the “Company”) received a letter from the United States Food and Drug Administration (the “FDA”) informing the Company that pursuant to the order issued on September 5, 2014 by Judge Ketanji Brown Jackson of the United States District Court for the District of Columbia in Depomed, Inc. v. HHS, the FDA is recognizing seven years of orphan-drug exclusive approval for the Company’s Gralise® (gabapentin) product for the management of postherpetic neuralgia (“PHN”).  The letter also confirms the FDA will not approve any abbreviated New Drug Application (“ANDA”) referencing Gralise during the period of orphan-drug exclusive approval, which began on January 28, 2011.  The FDA has 60 days after issuance of the order in Depomed, Inc. v. HHS to file a notice appealing the order to the United States Court of Appeals for the Federal Circuit.

The period of orphan drug exclusivity applicable to Gralise for PHN is separate from marketing exclusivity arising from the previously disclosed decision issued on August 19, 2014 in the Company’s patent litigation lawsuit against Actavis Elizabeth LLC and Actavis, Inc. (collectively, “Actavis”) related to an ANDA filed by Actavis seeking to market generic versions of Gralise.  The decision found that Actavis infringed all seven of the Company’s patents asserted in the litigation, upheld the validity of the patents and enjoined FDA approval of the Actavis ANDA until February 26, 2024, the latest expiration date of the infringed patents.  On September 15, 2014, Actavis filed a notice appealing the decision to the United States Court of Appeals for the Federal Circuit.

Previously disclosed settlement agreements between the Company and two other Gralise ANDA filers permit the sale of generic Gralise beginning on January 1, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: September 17, 2014	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
Senior Vice President and General Counsel